Raymond Chabot Grant Thornton LLP
Chartered Accountants

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 9, 2007 accompanying the consolidated financial statements of Tiger Renewable Energy Ltd. (formerly known as Tiger Ethanol International Inc.) contained in Amendment No. 3 to the Registration Statement on Form S1/A and related prospectus, which was declared effective by the U.S. Securities and Exchange Commission (the ‘Commission’) on March 17, 2008. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-1 of Tiger Renewable Energy Ltd. filed with the Commission pursuant to rule 462(b).

/S/ Raymond Chabot Grant Thornton LLP

Chartered Accountants

Montreal, Canada
April 8, 2008